Exhibit 10.1
CREDIT AGREEMENT
dated as of August 7, 2006
among
USP DOMESTIC HOLDINGS, INC.,
as Borrower,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
BEAR STEARNS CORPORATE LENDING INC.,
as Administrative Agent,
and
SUNTRUST BANK,
as Collateral Agent and Documentation Agent

BEAR, STEARNS & CO. INC. and SUNTRUST CAPITAL MARKETS, INC.,
as Joint Lead Arrangers
and
BEAR, STEARNS & CO. INC., as sole bookrunner

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Exhibit A:	Form of Term Note

Exhibit B:	Form of Assignment and Acceptance

Exhibit C:	Form of Prepayment Option Notice
SCHEDULES

Schedule 1:	Commitments

Schedule 4.5(b):	Environmental Matters

Schedule 4.14:	Subsidiaries

Schedule 7.1:	Indebtedness

Schedule 7.2:	Liens

Schedule 7.4:	Investments

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of August 7, 2006, by and among USP DOMESTIC HOLDINGS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto (the “Lenders”), BEAR STEARNS CORPORATE LENDING INC., in its capacity as Administrative Agent for the Lenders (together with any successor thereto appointed pursuant to Section 9.7, the “Administrative Agent”), SUNTRUST BANK, as Collateral Agent and Documentation Agent, BEAR, STEARNS & CO. INC. and SUNTRUST CAPITAL MARKETS, INC., as joint lead arrangers, and BEAR, STEARNS & CO. INC., as sole bookrunner.
W I T N E S S E T H :
     WHEREAS, the Borrower has requested that the Lenders establish a $200,000,000 term loan facility for the purposes, and on the terms and conditions, as more particularly described herein; and
     WHEREAS, subject to the terms and conditions of this Agreement, the Lenders severally, to the extent of their respective Commitments, are willing to establish the requested term loan facility available to the Borrower.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Agents agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
     Section 1.1 Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
     “Adjusted LIBO Rate” shall mean, with respect to each day during an Interest Period for a Eurodollar Borrowing, the rate per annum for such day obtained (rounding upward to the nearest 1/100 of 1%) by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.
     “Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.
     “Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by each Lender.
     “Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

     “Agents” shall mean the Administrative Agent and the Collateral Agent.
     “Applicable Lending Office” shall mean, for each Lender and for each Type of Term Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Term Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Term Loans of such Type are to be made and maintained.
     “Applicable Margin” shall mean (a) with respect to Base Rate Loans, a rate equal to 1% per annum, and (b) with respect to Eurodollar Loans, a rate equal to 1.75% per annum; provided, that if, as of any date of determination, the Borrower’s Moody’s corporate family credit rating is lower than Ba2 or the Borrower’s S&P corporate credit rating is lower than BB- (or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing such ratings generally), the Applicable Margins with respect to Base Rate Loans and Eurodollar Loans shall be increased by an additional 0.25% per annum.
     “Approved Fund” shall have the meaning assigned to such term in Section 10.4.
     “Assignee” shall have the meaning assigned to such term in Section 10.4(b).
     “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit B attached hereto or any other form approved by the Administrative Agent.
     “Base Rate” shall mean for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.
     “Base Rate Loan” shall mean a Term Loan that bears interest based upon the Base Rate.
     “Borrower” shall have the meaning in the introductory paragraph hereof.
     “Borrowing” shall mean a borrowing consisting of Term Loans of the same Type which are converted or continued on the same date and, in case of Eurodollar Loans, as to which a single Interest Period is in effect.

     “Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or New York, New York are authorized or required by law to close, and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.
     “Capital Expenditures” shall mean for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period.
     “Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.
     “Change in Control” shall mean (a) the failure of Parent at any time to directly or indirectly own beneficially and of record on a fully diluted basis 100% of the outstanding Equity Interests of Holdings, such Equity Interests to be held free and clear of all Liens (other than Liens granted under any Loan Document); or (b) the failure of Holdings at any time to directly or indirectly own beneficially and of record on a fully diluted basis 100% of the outstanding Equity Interests of the Borrower, such Equity Interests to be held free and clear of all Liens (other than Liens granted under any Loan Document); (c) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Parent to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof); (d) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 30% or more of the outstanding shares of the voting stock of the Parent; (e) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the current board of directors, or (ii) appointed by directors so nominated; or (f) the occurrence of any “Change of Control” (or similar term) under (and as defined in) any Subordinated Debt Document.
     “Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) (or for purposes of Section 2.13(b), by such Lender’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “CLO” shall have the meaning assigned to such term in Section 10.4.
     “Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 10.2.
     “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
     “Collateral” shall mean all Equity Interests in both presently existing and hereafter arising wholly-owned Subsidiaries of the Borrower and each of the Guarantors (excluding the stock of Parent and the stock of USP International Holdings, Inc.).
     “Collateral Agent” shall mean SunTrust Bank, in its capacity as collateral agent for the Lenders and the Existing R/C Lenders.
     “Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan to the Borrower on the Closing Date in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on the Schedule 1 to this Agreement, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Commitment” as provided in the Assignment and Acceptance Agreement executed by such Person as an assignee, as the same may be changed pursuant to terms hereof. The aggregate amount of the Lenders’ Commitments on the Closing Date is $200,000,000.
     “Conduit Lender” shall mean any special purpose entity organized and administered by any Lender for the purpose of making Term Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall be entitled to receive any greater amount pursuant to Sections 2.13, 2.14, 2.15 or 10.3 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender.
     “Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor in connection with such debtor’s Indebtedness, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitations set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.
     “Control” shall mean the power, directly or indirectly, either to (i) vote 5% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person, or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.
     “Consolidated Subsidiary” means those Subsidiaries whose operations are consolidated in the consolidated financial statements of the Parent delivered to the Administrative Agent and the Lenders pursuant to Section 5.1.
     “Debt Issuance” means unsecured Indebtedness of the Borrower, any Guarantor or any Consolidated Subsidiary in the form of senior notes or other publicly or privately placed Indebtedness but specifically excluding Permitted Subordinated Debt.
     “Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
     “Default Rate” shall mean that the otherwise then applicable rates shall be increased by two percent (2%) per annum; provided that, for any Eurodollar Borrowings, at the end of the applicable Interest Period, interest shall accrue at the Base Rate plus the Applicable Margin plus two percent (2%) per annum.
     “Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Borrower’s or any Guarantor’s assets (including accounts receivable and Equity Interests of Subsidiaries, but excluding cash) to any other Person (other than to another Loan Party) in a single transaction or series of transactions.
     “Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
     “EBITDA” shall mean for the Borrower and its Consolidated Subsidiaries for any applicable period, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, the sum of amounts attributable to (i) amortization, (ii) income tax expense, (iii) Interest Expense, (iv) depreciation of assets, and (v) the to the extent applicable, non-cash equity compensation costs applicable under and calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) [FAS 223 (revised)] as promulgated by the Financial Accounting Standards Board; provided, that cash payments made in such period or in any future period in respect of such noncash costs shall be subtracted from Net Income in calculating EBITDA in the period when such payments are made; provided, further, EBITDA shall be adjusted to give pro forma effect to (x) Permitted Acquisitions made during such period (such adjustment to be reasonably satisfactory to the Administrative Agent) as if such Permitted Acquisitions had been made at the beginning of such period, which pro forma calculations shall deduct the value of the existing Equity Interests not held by the Borrower or such Consolidated Subsidiary in the applicable Permitted Acquisition, and (y) permitted dispositions during such period (such adjustment to be reasonably satisfactory to the Administrative Agent) as if such permitted dispositions had been made at the beginning of such period; and provided, further, in connection with the acquisition of Surgis, Inc., Borrower shall be permitted certain “add-backs” in an aggregate amount of up to $3,000,000 with such “add-backs” to be reasonably acceptable to the Administrative Agent.
     “EBITDAR” shall mean, for the Borrower and its Consolidated Subsidiaries for any period, an amount equal to the sum of (a) EBITDA and (b) Lease Expense.
     “EDGAR” shall mean the Electronic Data Gathering, Analysis, and Retrieval system, which performs automated collection, validation, indexing, acceptance, and forwarding of submissions by companies and others who are required by law to file forms with the U.S. Securities and Exchange Commission.
     “Eligible Transferee” shall mean (a) a Lender; (b) an Affiliate of a Lender or, with respect to any Lender that is an investment fund that invests in commercial loans, any fund that invests in bank loans and is managed by the same investment advisor as such Lender; and (c) any other Person approved by the Administrative Agent; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Transferee.
     “Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, any and all shares, partnership, joint venture or other interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

     “ERISA Event” shall mean (a) any “reportable event” (as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan), other than an event for which the 30-day notice period is waived; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.
     “Eurodollar Loan” means a Term Loan that bears interest determined by reference to the Adjusted LIBO Rate.
     “Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Event of Default” shall have the meaning provided in Section 8.1.
     “Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).
     “Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of February 21, 2006, by and among the Borrower, the Existing R/C Lenders, SunTrust Bank, as administrative agent, the Collateral Agent, Bank of America, N.A., as syndication agent, and General Electric Capital Corporation, as documentation agent, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time in accordance with the terms hereof and thereof.
     “Existing R/C Lenders” shall mean the lenders under the Existing Credit Agreement from time to time party thereto.
     “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
     “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that of the Borrower. For purposes of this definition, the United States of America or any State thereof or the District of Columbia shall constitute one jurisdiction.
     “Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.
     “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
     “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit issued under the Existing Credit Agreement or any letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
     “Guarantors” means, jointly and severally, Parent, Holdings, and all current and/or future wholly-owned Subsidiaries of the Borrower; provided that for the purpose of determining compliance with the covenants set forth in Article VI and Article VII, any reference to Parent shall exclude USPE Holdings, Ltd. and subsidiaries of USPE Holdings, Ltd.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hedging Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.
     “Holdings” means United Surgical Partners Holdings, Inc., a Delaware corporation.
     “Holdings Guarantee Agreement” shall mean a guaranty agreement executed in form and substance acceptable to Lenders pursuant to which Holdings guarantees repayment of all Obligations.
     “Holdings Notes” means the 10% Senior Subordinated Notes due December, 2011 in the aggregate principal amount of $150,000,000 issued by Holdings and governed by the terms of the Holdings Notes Indenture.
     “Holdings Notes Indenture” means the Indenture, dated as of December 19, 2001, entered into among Holdings, the guarantors from time to time parties thereto and U.S. Trust Company of Texas, N.A., as trustee, as amended, supplemented, amended and restated or otherwise modified from time to time.
     “Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(g), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above or clauses (ix) through (xi) below, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock or preferred stock of such Person, (x) Off-Balance Sheet Liabilities, and (xi) obligations under any Hedging Agreements.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
     “Indemnity and Contribution Agreement” shall mean the Amended and Restated Indemnity, Subrogation and Contribution Agreement, dated as of the date hereof, among the Borrower, the Subsidiary Loan Parties and the Administrative Agent.
     “Information Memorandum” shall mean the Confidential Information Memorandum dated July 14, 2006 relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.
     “Interest Expense” shall mean, for the Borrower and its Consolidated Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Leases Obligations or expensed during such period (whether or not actually paid during such period), plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period).
     “Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:
     (i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
     (ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless, in the case of a Eurodollar Borrowing, such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
     (iii) any Interest Period in respect of a Eurodollar Borrowing which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and
     (iv) no Interest Period may extend beyond the Maturity Date.
     “Lease Expense” shall mean, for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its Consolidated Subsidiaries on a consolidated basis with respect to leases of real and personal property (excluding Capital Lease Obligations) determined in accordance with GAAP for such period.
     “Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement.
     “LIBOR” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Borrowing, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), “LIBOR” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
     “Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
     “Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the Parent Guarantee Agreement, the Holdings Guarantee Agreement, the Subsidiary Guarantee Agreement, the Indemnity and Contribution Agreement, and the Security Documents.
     “Loan Parties” shall mean the Borrower and the Guarantors.
     “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, performance, condition (financial or otherwise), assets or liabilities of the Borrower and of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of any Agent and the Lenders under any of the Loan Documents, or (iv) the legality, validity or enforceability of any of the Loan Documents.
     “Material Indebtedness” shall mean, without duplication, Indebtedness (other than the Term Loans) of any one or more of the Borrower and its Subsidiaries and any Loan Party in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary or any Loan Party in respect to any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary or such Loan Party would be required to pay if such Hedging Agreement were terminated at such time.
     “Maturity Date” shall mean the earlier of (i) June 7, 2013, and (ii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
     “Minority Interests” means, with respect to the Consolidated Subsidiaries, the Equity Interests held by Persons other than the Borrower or any Loan Party, as reflected in the financial statements of the Borrower and any Loan Party in accordance with GAAP.
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.
     “Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds, or condemnation awards received by the Borrower, any Guarantor and/or any of their Consolidated Subsidiaries, in connection with such Casualty Event in excess of $1,000,000, individually or in the aggregate over the course of a fiscal year (net of all reasonable and customary collection expenses thereof), but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders or the Existing R/C Lenders) which holds a first priority Lien permitted by Section 7.2 on the property which is the subject of such Casualty Event.
     “Net Debt Issuance Proceeds” means with respect to any Debt Issuance, the excess of (a) the gross cash proceeds received by the Borrower, any Guarantor and/or any of their Consolidated Subsidiaries, from such Debt Issuance, over (b) all reasonable and customary legal, brokerage and commitment fees and expenses incurred in connection with such Debt Issuance which have not been paid to Affiliates of the Borrower or any Guarantor, as applicable, in connection therewith; provided, that proceeds of any indebtedness incurred pursuant to any Debt Issuance and utilized to refinance in full the Borrower’s obligations under the Existing Credit Agreement on terms no less favorable to the Lenders and to the Borrower than the terms under the Existing Credit Agreement as reasonably determined by the Administrative Agent shall not constitute “Net Debt Issuance Proceeds”.
     “Net Disposition Proceeds” means, with respect to any Disposition, the excess of (a) the gross cash proceeds received by the Borrower, any Guarantor and/or any of their Consolidated Subsidiaries from such Disposition and any cash payment received in respect of promissory notes or other non-cash consideration delivered to such party in respect thereof, over (b) the sum of (i) all reasonable and customary legal, investment banking, brokerage and accounting fees and expenses incurred in connection with such Disposition which have not been paid to Affiliates of the Borrower or any Guarantor, as applicable, in connection therewith, (ii) all Taxes actually paid or estimated by such party to be payable in cash within the next twelve (12) months in connection with such Disposition, (iii) payments made by such party to retire Indebtedness (other than the Term Loans) where payment of such Indebtedness is required in connection with such Disposition, and (iv) amounts attributable to Minority Interests; provided that if the amount of any estimated Taxes pursuant to clause (ii) exceeds the amount of Taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Disposition Proceeds; and provided, further, that Net Disposition Proceeds shall not include any interest in surgery centers currently owned or later acquired as part of a Permitted Acquisition and then sold to any Consolidated Subsidiary or to a Non-Consolidated Entity by a Borrower or Guarantor.
     “Net Equity Proceeds” means, with respect to the sale or issuance by Borrower or any Guarantor to any Person of any common stock, warrants or options or the exercise of any such warrants or options, the excess of (a) the gross cash proceeds received by such Person from such sale, exercise or issuance, over (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid to Affiliates of the Borrower or any Guarantor, as applicable, in connection therewith; but excluding for all purposes the sale or issuance by Borrower or any Guarantor of common stock, warrants, or options arising out of the Borrower’s 2001 Equity-Based Compensation Plan or its successor thereto.
     “Net Income” shall mean for the Borrower and its Consolidated Subsidiaries, for any period, the aggregate of all amounts (exclusive of all amounts in respect of extraordinary gains but including extraordinary losses) which would be included as net income on the consolidated financial statements of the Borrower and its Consolidated Subsidiaries for such period, provided that in all events, Minority Interests expense shall be deducted from the calculation of net income.
     “Non-Consolidated Entities” means each of the operating partnerships, limited liability companies, limited liability partnerships, joint ventures or similar entities in which the Borrower or any of its Consolidated Subsidiaries have, directly or indirectly, invested, other than the Consolidated Subsidiaries.
     “Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.4(b) hereof.
     “Obligations” shall mean all amounts owing by the Loan Parties to the Administrative Agent or any Lender (or, in the case of any Specified Hedging Agreement, any Person that was a Lender or any affiliate of any Lender at the time such Specified Hedging Agreement was entered into) pursuant to or in connection with this Agreement, any other Loan Document or any Specified Hedging Agreement, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender and any affiliate thereof party to a Specified Hedging Agreement) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedging Agreement shall be secured and guaranteed pursuant to the Loan Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedging Agreements.
     “Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called “synthetic” lease transaction, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (excluding in all events Guarantees by the Borrower, any Subsidiary, and any Loan Party of performance under operating leases).
     “Other Indebtedness” shall mean, at any time, Total Funded Debt less, without duplication, the sum of (i) Permitted Subordinated Debt, (ii) the outstanding Term Loans and (iii) all amounts included within Revolving Credit Exposure as defined under the Existing Credit Agreement, including any replacement, refinancing or increase thereof permitted hereunder.
     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Parent” shall mean United Surgical Partners International, Inc., a Delaware corporation.
     “Parent Guarantee Agreement” shall mean a guaranty agreement executed in form and substance acceptable to Lenders pursuant to which the Parent guarantees repayment of all Obligations.
     “Participant” shall have the meaning set forth in Section 10.4(c).
     “Payment Office” shall mean the office of the Administrative Agent located at 383 Madison Avenue, New York, New York 10179, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

     “Permitted Acquisitions” means an acquisition of a Consolidated Subsidiary (whether pursuant to an acquisition of Equity Interests, assets or otherwise) by the Borrower or any Guarantor from any Person of a business (or an increase of an existing Equity Interest of a Consolidated Subsidiary therein) in which the following conditions are satisfied:
     (i) immediately before and after giving effect to such acquisition, no Default shall have occurred and be continuing or would result therefrom; and
     (ii) in the event an acquisition of a consolidated Subsidiary (whether pursuant to an acquisition of Equity Interests, assets, or otherwise) is made for consideration in an amount (including cash paid and the exchange of other assets or property) equal to or in excess of $1,000,000, the Borrower shall have delivered to the Administrative Agent a compliance certificate for the period of four full fiscal quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 5.1) giving pro forma effect to the consummation of such acquisition and evidencing compliance with the covenants set forth in Article VI; and
     (iii) the acquisition has not been opposed by (a) the board of directors (or equivalent governing body) of the acquired company, or (b) a majority of the physician investors in the acquired company;
     provided, that the term “Permitted Acquisitions” shall not include any Physician Transaction.
     “Permitted Encumbrances” shall mean:
     (i) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
     (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
     (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case other than for borrowed money and in the ordinary course of business;
     (v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; and
     (vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;
     provided, that the term “Permitted Encumbrances” shall not include any Lien securing the Obligations.
     “Permitted Investments” shall mean:
     (a) investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Borrower or any Subsidiary, is accorded a rating of “A2” or better by S&P or “P2” or better by Moody’s or any other United States nationally recognized credit rating agency of similar standing;
     (b) investments in direct obligations of the United States, any agency or instrumentality of the United States, the payment or guarantee of which constitutes a full faith and credit obligation of the United States, maturing 360 days or less from the date of acquisition thereof (or repurchase agreements fully collateralized by such obligations);
     (c) investments in direct obligations of any State or municipality within the United States maturing in 360 days or less from the date of acquisition thereof which, in any such case, at the time of acquisition by the Borrower or any Subsidiary, is accorded one of the two highest long-term or short-term, as applicable, debt ratings by S&P or Moody’s or any other United States nationally recognized credit rating agency of similar standing (or repurchase agreements fully collateralized by such obligations);
     (d) investments in certificates of deposit or bankers’ acceptances issued by a bank or trust company having capital, surplus and undivided profits aggregating at least $100,000,000 and having a short-term unsecured debt rating of at least “P-1” by Moody’s or “A-1” by S&P;
     (e) cash management accounts maintained by the Borrower and deposit accounts of the Borrower or any of its Subsidiaries in the ordinary course of business; and
     (f) investments in money market funds that either (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, or (ii) both (a) provide for daily liquidity, and (b) have the highest rating by at least one nationally recognized rating agency.
     “Permitted Subordinated Debt” shall mean any Indebtedness of the Borrower or any Subsidiary (i) that is expressly subordinated to the Obligations on terms satisfactory to and approved by the Administrative Agent and the Required Lenders, (ii) that matures by its terms no earlier than six (6) months after the Maturity Date with no scheduled principal payments permitted prior to such maturity, and (iii) that is evidenced by an indenture or other similar agreement that is in a form satisfactory to and approved by the Administrative Agent and the Required Lenders.
     “Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
     “Physician Transaction” means a transaction in the ordinary course of business pursuant to which the Borrower or any Guarantor acquires an increased Equity Interest as a result of the purchase of a physician’s interest in any Person as a result of the applicable provisions of any joint venture agreement, partnership agreement, limited liability company agreement, or similar agreement binding on the Borrower or any Guarantor.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pro Rata Share” shall mean, with respect to any Lender at any time, a percentage, the numerator of which shall be the sum of such Lender’s Term Loans and the denominator of which shall be the sum of all Lenders’ Term Loans.
     “Reference Lender” shall mean The Bank of New York or another financial institution designated by the Administrative Agent.
     “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
     “Reinvested Proceeds” shall mean proceeds realized from any Disposition of assets or Casualty Event which are used to acquire substantially similar property or assets.
     “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.
     “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
     “Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Term Loans at such time.
     “Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.
     “Restricted Payment” shall have the meaning set forth in Section 7.5.
     “S&P” shall mean Standard & Poor’s.
     “Security Documents” shall mean collectively, those certain Amended and Restated Pledge and Security Agreements and any other Pledge and Security Agreements executed by the Loan Parties granting Collateral Agent, on behalf of the Lenders, the Existing R/C Lenders party to the Existing Credit Agreement and the holders of Obligations, a first perfected lien and security interest in the Collateral, together with all required Regulation U forms.
     “Specified Hedging Agreement” shall mean any Hedging Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Agent or Lender or any affiliate thereof, as counterparty and (b) that has been designated by such Agent or Lender, as the case may be, and the Borrower, by notice to the Administrative Agent, as a Specified Hedging Agreement. The designation of any Hedging Agreement as a Specified Hedging Agreement shall not create in favor of any Agent, Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under any Loan Document.
     “St. Louis Acquisition” shall mean the acquisition by the Borrower from SurgCenter Development and related physicians of surgery centers in the Greater St. Louis area, on terms reasonably acceptable to Administrative Agent and for a total consideration not to exceed $100,000,000 in calendar year 2006 and up to an additional $50,000,000 in calendar year 2007.
     “Subordinated Debt Documents” shall mean any indenture, agreement or similar instrument governing any Permitted Subordinated Debt.
     “Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent 50% of the ordinary voting power, or in the case of a partnership, more than fifty percent 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.
     “Subsidiary Guarantee Agreement” shall mean the Amended and Restated Subsidiary Guarantee Agreement made by the Subsidiary Loan Parties in favor of the Collateral Agent for the benefit of the Lenders, the Existing R/C Lenders and the other holders of Obligations, in form and substance satisfactory to the Administrative Agent.

     “Subsidiary Loan Party” shall mean any Consolidated Subsidiary.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Term Loan” shall have the meaning set forth in Section 2.2.
     “Term Loan Pro Rata Share” shall mean with respect to all Lenders at any time, a percentage, the numerator of which shall be the sum of all Lenders’ Term Loans and the denominator of which shall be the sum of (a) all Lenders’ Term Loans, plus (b) the sum of (i) the outstanding Revolving Loans, plus (ii) all unpaid LC Disbursements, plus (iii) all outstanding Letters of Credit, plus (iv) all outstanding Swingline Loans, as all of such terms in this clause (b) are defined in the Existing Credit Agreement.
     “Term Note” shall mean, if required by any Lender, a promissory note of the Borrower payable to the order of such Lender in the principal amount of such Lender’s Commitment in substantially the form of Exhibit A.
     “Total Debt” shall mean, as of any date of determination, total Indebtedness, provided that for the purpose of this definition, Indebtedness evidenced by Guarantees executed by any Loan Party for Indebtedness of Non-Consolidated Entities shall be included, and provided further, Total Debt shall include, without limitation, all (x) Term Loans under the Loan Documents and (y) Loans and Letter of Credit Exposure under and as defined in the Existing Credit Agreement.
     “Total Funded Debt” shall mean, at any time, all then currently outstanding obligations, liabilities and Indebtedness of the Borrower and its Consolidated Subsidiaries, including, without limitation, the outstanding Term Loans.
     “Total Net Debt” shall mean, as of any date of determination, Total Debt less any cash balances of the Borrower greater than $25,000,000.
     “Type”, when used in reference to a Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     Section 1.2 Classifications of Term Loans and Borrowings. For purposes of this Agreement, Term Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or “Base Rate Loan” or a “Eurodollar Borrowing” or a “Base Rate Borrowing”).
     Section 1.3 Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower’s independent public accountants) with the most recent audited consolidated financial statement of the Parent delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
     Section 1.4 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.
ARTICLE II
AMOUNT AND TERMS OF THE TERM FACILITY
     Section 2.1 General Description of Term Facility. Subject to and upon the terms and conditions herein set forth, the Lenders hereby establish in favor of the Borrower a term loan facility pursuant to which the Lenders severally agree (to the extent of each Lender’s Pro Rata Share up to such Lender’s Commitment) to make a Term Loan to the Borrower in accordance with Section 2.2.
     Section 2.2 Term Loans. Each of the Lenders severally agrees, on the terms and conditions hereinafter set forth, to make a single loan (a “Term Loan” and, collectively, the “Term Loans”) in Dollars to the Borrower on the Closing Date in an amount not to exceed the Commitment of such Lender at such time. Amounts borrowed under this Section 2.2 and repaid or prepaid may not be reborrowed.

     Section 2.3 Funding of Term Loans.
     (a) The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 a.m., one Business Day prior to the anticipated Closing Date) requesting that the Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans shall initially be Base Rate Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 60 days after the Closing Date. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 noon on the Closing Date, each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall credit the amounts that it receives, in like funds by the close of business on the Closing Date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.
     (b) The initial Borrowing shall consist of Term Loans made simultaneously by the Lenders in accordance with their respective Pro Rata Shares of the aggregate Commitments. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Term Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Term Loans hereunder.
     Section 2.4 Interest Elections.
     (a) The Term Loans may consist of Base Rate Borrowings or Eurodollar Borrowings, or a combination thereof, as the Borrower may request, subject to Section 2.3(a). The Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.4; provided, that any such conversion or continuation of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto unless the Borrower reaffirms its obligation to pay any amounts owing in respect of such Eurodollar Loan pursuant to Section 2.14.
     (b) To make an election pursuant to this Section, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 10:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Loan, and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Loan. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify: (i) the Term Loans to which such Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day; (iii) whether the resulting Type is to be a Base Rate Loan or a Eurodollar Loan; and (iv) if the resulting Type is to be a Eurodollar Loan, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Continuation/Conversion requests a Eurodollar Loan but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. All or any portion of outstanding Base Rate Loans or Eurodollar Loans may be converted as provided herein; provided that partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.
     (c) If, on the expiration of any Interest Period in respect of any Eurodollar Loan, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Eurodollar Loan is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Eurodollar Loan to a Base Rate Loan. No Term Loan may be converted into, or continued as, a Eurodollar Loan if a Default or an Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders shall have determined in its or their sole discretion not to permit the continuation or conversion thereof as a Eurodollar Loan. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof, subject to Section 2.4(a).
     (d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Term Loan.
     (e) The Term Loans may not be outstanding at any time as part of more than five (5) separate Borrowings comprised of Eurodollar Loans.
     Section 2.5 Repayment of Term Loans. The Term Loans of each Lender shall mature in 28 consecutive quarterly installments payable on the last day of each calendar quarter commencing on September 30, 2006 with a final installment due on June 7, 2013. The first 27 consecutive quarterly installments shall be in an amount equal to such Lender’s Pro Rata Share of the aggregate original principal amount of the Term Loans multiplied by 0.25%, and the last installments payable on the Maturity Date shall each be in an amount equal to the remaining balance of such Lender’s Term Loans (in each case which installments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.7).
     Section 2.6 Evidence of Indebtedness.
     (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Commitment of each Lender, (ii) the amount of each Term Loan made hereunder by each Lender, the Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.4, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.4, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Term Loans, and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Term Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
     (b) At the request of any Lender at any time, the Borrower agrees that it will execute and deliver to such Lender a Term Note payable to the order of such Lender.
     Section 2.7 Prepayments.
     (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment and (ii) in the case of any prepayment of any Base Rate Borrowing, 11:00 a.m. not less than one (1) Business Day prior to the date of such prepayment. Prepayments of any Eurodollar Borrowing or Base Rate Borrowing shall be in minimum amounts of $1,000,000 and in integral multiples of $250,000. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.8; provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.14.
     (b) Mandatory Prepayments. At the following times and upon receipt of the same by any Loan Party, the Borrower shall cause the Administrative Agent to receive for application to the Term Loans:
     (i) an amount equal to fifty percent (50%) of Net Equity Proceeds within three (3) Business Days after receipt thereof; provided, that the remaining fifty percent (50%) either shall be utilized for Permitted Acquisitions or applied to prepay the Term Loans, in each case within one hundred eighty (180) days of receipt thereof; and
     (ii) an amount equal to one hundred (100%) percent of (x) Net Casualty Proceeds which do not become Reinvested Proceeds within one hundred eighty (180) days of receipt thereof, (y) Net Debt Issuance Proceeds not used for Permitted Acquisitions within one hundred eighty (180) days of receipt thereof, and (z) Net Disposition Proceeds in excess of $10,000,000 in the aggregate which do not become Reinvested Proceeds within one hundred eighty (180) days after receipt thereof; provided that the time period of one hundred eighty (180) days shall be extended to three hundred sixty-five (365) days if Holdings obtains Net Disposition Proceeds from the sale or transfer of Equity Interests in any of USP International Holdings, Inc., Global Healthcare Partners, Ltd., United Surgical Partners Europe, S.L. and/or USPE Holdings, Ltd.
The portion of such Net Casualty Proceeds, Net Debt Issuance Proceeds, Net Equity Proceeds and Net Disposition Proceeds which are permitted to be reinvested or utilized for Permitted Acquisitions by the Borrower as provided above shall, immediately upon any Loan Party’s receipt thereof so long as no Default shall have occurred and be continuing, (1) be applied by the Borrower to the Term Loans in accordance with clause (d) below, or (2) be deposited by the Borrower in a cash collateral account in the Borrower’s name maintained with the Collateral Agent (the “Cash Collateral Account”). So long as no Default shall have occurred and be continuing, the Borrower may withdraw the applicable proceeds from the Cash Collateral Account to apply to the Term Loans in accordance with clause (d) below or for reinvestment or utilization for Permitted Acquisitions, as the case may be, as provided herein at any time prior to the expiration of the designated period for any such action as provided above (each, a “Designated Period”). Upon expiration of the applicable Designated Period and so long as no Default shall have occurred and be continuing, any proceeds which have not been so reinvested or utilized for Permitted Acquisitions prior to such time shall be delivered by the Collateral Agent to the Administrative Agent to be applied to the Term Loans in accordance with clause (d) below. If, however, a Default shall have occurred and be continuing (A) upon the applicable Loan Party’s receipt of any such proceeds, then the Borrower shall deliver to the Administrative Agent the Term Loan Pro Rata Share of such proceeds, or (B) at any time during any Designated Period, then the Collateral Agent shall withdraw all such proceeds from the Cash Collateral Account upon the occurrence of such Default and deliver to the Administrative Agent the Term Loan Pro Rata Share of such proceeds; provided, that if at any time during the continuance of such Default, the Obligations under and as defined in the Existing Credit Agreement have been permanently paid in full and there are no outstanding commitments or Letters of Credit (as defined in the Existing Credit Agreement) thereunder, then the percentage of such proceeds paid to the Administrative Agent for application to the Term Loans shall be increased from the Term Loan Pro Rata Share to one hundred percent (100%) of the amount of such proceeds.
     (c) Notwithstanding anything to the contrary in this Section 2.7, with respect to the amount of any mandatory prepayment described in clause (b) above (such amounts,

the “Prepayment Amount”), the Borrower may at its option, in lieu of applying such amount to the prepayment of the Term Loans as provided herein, on the date specified in Section 2.7 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Lender a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Lender a Prepayment Option Notice, which shall be in the form of Exhibit C and shall include a request by the Borrower that the Lenders elect to not accept their Pro Rata Share of the related Prepayment Amount. Each Lender shall have three (3) Business Days after receipt of the Prepayment Option Notice (such 3rd Business Day, a “Mandatory Prepayment Date”) to elect to not receive its Pro Rata Share of the applicable Prepayment Amount. On the Mandatory Prepayment Date, the Borrower shall pay to the relevant Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans in respect of which such Lenders have not elected to decline prepayment as described above; provided, that in the event a Lender does not return a completed Prepayment Option Notice declining prepayment on or prior to the applicable Mandatory Prepayment Date, then such Lender shall receive its Pro Rata Share of the applicable Prepayment Amount on such Mandatory Prepayment Date.
     (d) Each prepayment of the Term Loans by the Borrower pursuant to this Section 2.7 shall be applied to the remaining principal repayment installments of the Term Loans on a pro rata basis (except as otherwise provided in clause (c) above).
     Section 2.8 Interest on Term Loans.
     (a) The Borrower shall pay interest on each Base Rate Loan at the Base Rate and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Term Loan, plus, in each case, the Applicable Margin.
     (b) (i) If all or a portion of the principal amount of any Term Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Term Loans (whether or not overdue) shall bear interest at the Default Rate, and (ii) if all or a portion of any interest payable on any Term Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
     (c) Interest on the principal amount of all Term Loans shall accrue from and including the date such Term Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Maturity Date, as the case may be, as well as on the date of any prepayment of the Term Loans pursuant to Section 2.7. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months or ninety (90) days, respectively, on each day which occurs every three months or ninety (90) days, as the case may be, after the initial date of such Interest Period, and on the Maturity Date, as the case may be. Interest on any Term Loan which is converted into a Term Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. Interest calculated at the Default Rate shall be payable on demand.
     (d) The Administrative Agent shall determine each interest rate applicable to the Term Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be presumed correct for all purposes, absent manifest error.
     Section 2.9 Fees. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon the Borrower and the Administrative Agent.
     Section 2.10 Computation of Interest and Fees. To the extent permitted by applicable law, all computations of fees and interest under this Agreement payable in respect of any period shall be made by the Administrative Agent on the basis of a 360-day year (except with respect to Base Rate Loans, which shall be made on the basis of a 365- or 366-day year, as the case may be), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees or interest are payable. Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be presumed correct for all purposes.
     Section 2.11 Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,
     (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period; or
     (b) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period;
the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. In the case of Eurodollar Loans, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to continue or convert outstanding Term Loans as or into Eurodollar Loans shall be suspended, and (ii) all such affected Eurodollar Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Eurodollar Loans in accordance with this Agreement.

     Section 2.12 Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to continue or convert outstanding Term Loans as or into Eurodollar Loans shall be suspended. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
     Section 2.13 Increased Costs.
     (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
     (ii) impose on any Lender or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender;
and the result of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender for such additional costs incurred or reduction suffered.
     (b) If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of such Lender’s parent corporation) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Lender’s parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s parent corporation for any such reduction suffered.

     (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be presumed correct, absent manifest error. The Borrower shall pay any such Lender such amount or amounts within five (5) Business Days after receipt thereof.
     (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation.
     Section 2.14 Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.14 submitted to the Borrower by any Lender shall be presumed correct, absent manifest error.
     Section 2.15 Taxes.
     (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) The Borrower shall indemnify the Administrative Agent and each Lender, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto as a result of the Borrower’s failure to comply with this Section 2.15(c) in a timely manner, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be presumed correct absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

     (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form pursuant to Section 2.15(e), such Lender shall not be entitled to indemnification under this Section 2.15 or Section 10.3 with respect to any Indemnified Taxes or Other Taxes which would not have been payable had such form been so provided; provided that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Indemnified Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Indemnified Taxes (it being understood, however, that the Borrower shall have no liability to such Lender in respect of such Indemnified Taxes).
     Section 2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-Offs.
     (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, Section 2.14 or Section 2.15, or otherwise) prior to 12:00 noon, on the Business Day when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Section 2.13, Section 2.14, Section 2.15 and Section 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be distributed and applied: (i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Administrative Agent (solely in its capacity as Administrative Agent) under and in respect of this Agreement and the other Loan Documents on such date; (ii) second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Lenders under and in respect of this Agreement and the other Loan Documents on such date, ratably in accordance with the respective aggregate amounts thereof owing to the Lenders on such date; (iii) third, to the payment of all of the amounts that are due and payable to the Lenders under Sections 2.13, 2.14 and 2.15 hereof and comparable provisions of the other Loan Documents on such date, ratably in accordance with the respective aggregate amounts thereof owing to the Lenders on such date; (iv) fourth, to the payment of all of the accrued and unpaid interest on the Obligations that is due and payable to the Administrative Agent and the Lenders under Section 2.8 on such date, ratably in accordance with the respective aggregate amounts of all such interest owing to the Lenders on such date; (v) fifth, to the payment of the principal amount of all of the outstanding Term Loans that is due and payable to the Lenders on such date, ratably in accordance with the respective aggregate amounts of all such outstanding principal owing to the Lenders on such date; and (vii) sixth, to the payment of the remaining Obligations, ratably in accordance with the respective aggregate amounts of all such remaining Obligations and other obligations owing to the Lenders and such Persons on such date.
     (c) Subject to the provisions of Section 8.2, if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.16(d) or 10.3(b), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such

Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     Section 2.17 Mitigation of Obligations. If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.13 or Section 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
     Section 2.18 Replacement of Lenders. Upon the occurrence of an event giving rise to the operation of Section 2.12, Section 2.13 or Section 2.15 with respect to any Lender which results in such Lender charging to the Borrower increased costs or such other amounts due thereunder, the Borrower shall have the right, if no Default or Event of Default then exists, and if no Default or Event of Default will exist immediately after giving effect to such replacement), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent; provided, that (i) at the time of any replacement pursuant to this Section, the Replacement Lender shall enter into one or more Assignment and Acceptance pursuant to Section 10.4 (and with all fees payable pursuant to said Section to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the outstanding Term Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the Replaced Lender and (II) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender, and (ii) all obligations of the Borrower due and owing to the Replaced Lender at such time shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment and Acceptance, the payment of amounts referred to in clauses (i) and (ii) above and delivery to the Replacement Lender of the appropriate Term Note executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender.
ARTICLE III
CONDITIONS PRECEDENT TO TERM LOANS
     Section 3.1 Conditions To Effectiveness. The obligations of the Lenders to make Term Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

     (a) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or Bear, Stearns & Co. Inc., as a lead arranger.
     (b) The Administrative Agent (or its counsel) shall have received the following:
     (i) a counterpart of this Agreement signed by or on behalf of each party thereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
     (ii) if requested by any Lender, a duly executed Term Note payable to such Lender;
     (iii) a duly executed Parent Guarantee Agreement, Holdings Guarantee Agreement, and Subsidiary Guarantee Agreement;
     (iv) duly executed Security Documents, together with appropriate stock certificates;
     (v) a duly executed amendment to the Existing Credit Agreement, which such amendment shall be in full force and effect on the Closing Date and otherwise in form and substance satisfactory to the Administrative Agent;
     (vi) a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws, partnership agreement or operating agreement (as the case may be) and of the resolutions of its boards of directors or equivalent governing body, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
     (vii) certified copies of the articles of incorporation or other charter documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation of each and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;
     (viii) executed legal opinions of: (x) Boult, Cummings, Conners & Berry, PLC, Tennessee counsel to the Loan Parties; (y) Akin Gump Strauss Hauer & Feld LLP, New York counsel to the Loan Parties; and (z) Jason Cagle, Esq., general counsel of the Parent, addressed to the Administrative Agent and the Lenders, the Collateral Agent and the administrative agent under the Existing

Credit Agreement, in each case in form and substance satisfactory to the Administrative Agent;
     (ix) a certificate, dated the Closing Date and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraphs (d) and (e) of this Section 3.1;
     (x) a duly executed funds disbursement agreement;
     (xi) certified copies of all consents, approvals, authorizations, registrations, or filings required to be made or obtained by each Loan Party in connection with the Loan Documents and any transaction being financed with the proceeds of the Term Loans as of the Closing Date;
     (xii) if not already in the possession of the Administrative Agent, the consolidated financial statements of the Parent for the fiscal years ended 2003, 2004 and 2005, including balance sheets, income and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, and the consolidated financial statements of the Parent for the fiscal quarter and six (6) month period ending June 30, 2006;
     (xiii) copies of certificates of insurance issued on behalf of insurers of the Borrower and all Guarantors, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrower and all Guarantors, naming the Collateral Agent as additional insured;
     (xiv) such other financial information as reasonably required by the Administrative Agent; and
     (xv) such other documents, certificates or information as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.
     (c) Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders and the lenders party to the Existing Credit Agreement, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person, shall be in proper form for filing, registration or recordation.
     (d) No Default or Event of Default shall have occurred and be continuing.
     (e) All representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects.
     Section 3.2 Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Collateral Agent (with a copy to the Administrative Agent) or the Administrative Agent, as the case may be, for the account of each of the Lenders and, except for the Term Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and each Lender as follows:
     Section 4.1 Existence; Power. Each of the Borrower, the Loan Parties, and the Borrower’s Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.2 Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party and the other parties thereto, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms.
     Section 4.3 Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party, (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or to the best of Borrower’s knowledge, will not violate any applicable law or regulation or the charter, bylaws or other organizational documents of any of Borrower’s Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement (including the Existing Credit Agreement and the related loan documentation) or other material instrument binding on any Loan Party or any of its assets or give rise to a right thereunder to require any payment to be made by any Loan Party and to the best of Borrower’s knowledge, will not violate or result in a default under any indenture, material agreement (including the Existing Credit Agreement and the related loan documentation) or other material instrument binding on any of the Borrower’s Subsidiaries or any assets of such Subsidiaries or give rise to a right thereunder to require any payment to be made by any of Borrower’s Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries or any Loan Party, except Liens created under the Loan Documents.
     Section 4.4 Financial Statements. The Borrower has furnished to each Lender (a) the audited consolidated balance sheet of the Parent and its Subsidiaries as of December 31, 2003, December 31, 2004 and December 31, 2005 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended prepared by KPMG, LLP, and (b) the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of the June 30, 2006, and the related unaudited consolidated statements of income and cash flows for the fiscal quarter and year-to- date period then ending, certified by a Responsible Officer. Such financial statements fairly present the consolidated financial condition of the Parent and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (b). Since December 31, 2005, there have been no events, developments or changes with respect to the Parent and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.
     Section 4.5 Litigation and Environmental Matters.
     (a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or any Loan Party (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.
     (b) Except for the matters set forth on Schedule 4.5(b), neither the Borrower nor to the best of Borrower’s knowledge, any of its Subsidiaries nor any Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, or (iv) knows of any basis for any Environmental Liability.
     Section 4.6 Compliance with Laws and Agreements. The Borrower, each Loan Party, and to the best of Borrower’s knowledge, each Subsidiary of Borrower is in compliance with (a) all applicable laws, rules, regulations and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.7 Investment Company Act, Etc. Neither the Borrower nor any Loan Party nor, to the best of Borrower’s knowledge, any Subsidiary is (a) an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company”, an “electric utility company”, a “gas utility company”, or an affiliate or subsidiary of a “holding company”, each as defined in the Public Utility Holding Company Act of 2005 and the implementing regulations promulgated thereunder, or (c) otherwise subject to any other regulatory scheme limiting its ability to incur debt.
     Section 4.8 Taxes. The Borrower and each Loan Party and to the best of Borrower’s knowledge, each Subsidiary, have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (a) to the extent the failure to do so would not have a Material Adverse Effect, or (b) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary or such other Loan Party, as the case may be, has set aside on its books adequate reserves.
     Section 4.9 Margin Regulations. None of the proceeds of any of the Term Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect (except in a manner that is permitted by Regulation U) or for any purpose that violates the provisions of Regulation T, U, or X promulgated by the Board of Governors of the Federal Reserve System.
     Section 4.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.
     Section 4.11 Ownership of Property.
     (a) Each of the Borrower, each Loan Party, and, to the best of Borrower’s knowledge, each Subsidiary has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business.
     (b) Each of the Borrower, each Loan Party, and, to the best of Borrower’s knowledge, each Subsidiary owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, tradenames, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.
     Section 4.12 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any Loan Party, or, to the best of Borrower’s knowledge, each Subsidiary is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the reports (including without limitation all reports that any Loan Party is required to file with the Securities and Exchange Commission), financial statements, certificates or other information (except forward-looking information and projections) furnished by or on behalf of the Borrower to the Administrative Agent or to any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading. The projections and forward-looking information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
     Section 4.13 Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any Loan Party, or, to the best of Borrower’s knowledge, each Subsidiary, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries or any Loan Party, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries or any Loan Party, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries or any Loan Party, pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any Loan Party, or, to the best of Borrower’s knowledge, each Subsidiary except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     Section 4.14 Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation of, and the type of, each Subsidiary and identifies each Subsidiary that is a Guarantor, in each case as of the Closing Date.
     Section 4.15 Foreign Assets Control Regulations, Etc. Neither the making of any Term Loan nor the use of the proceeds thereof will violate (a) the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) or (c) Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism). Without limiting the foregoing, neither Borrower nor any of its Subsidiaries is or will become a “blocked person” as described in Section 1 of such Executive Order or engages or will engage in any dealings or transactions with, or is otherwise associated with, any such blocked person.

     Section 4.16 Solvency. The Borrower and its Consolidated Subsidiaries are now solvent (with the fair market value of the Borrower’s consolidated assets exceeding its consolidated Total Debt) and shall remain solvent so long as the principal of or interest on or any Term Loan remains unpaid or any fee payable hereunder or under any Loan Document remains unpaid.
     Section 4.17 Senior Debt. Under the terms of all existing Permitted Subordinated Debt, the Obligations constitute senior debt for the purposes set forth in the documents evidencing such Permitted Subordinated Debt.
ARTICLE V
AFFIRMATIVE COVENANTS
     The Borrower covenants and agrees that so long as the principal of and interest on any Term Loan or any fee payable hereunder or any under Loan Document remains unpaid:
     Section 5.1 Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:
     (a) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Parent, a copy of the annual unqualified audited report for such fiscal year for the Parent and its Subsidiaries, containing a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Parent and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by KPMG, LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Parent and its Subsidiaries for such fiscal year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
     (b) concurrently with the delivery of the financial statements referred to in clause (a) above, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year;
     (c) as soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Parent and the Borrower, an unaudited consolidated balance sheet of the Parent and its consolidated subsidiaries and an unaudited consolidated balance sheet of Borrower and its

Consolidated Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flows of the Parent and its consolidated subsidiaries and the Borrower and its Consolidated Subsidiaries, as applicable, for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, all certified by the chief financial officer or treasurer of the Parent and/or Borrower, as applicable, as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated subsidiaries and the Borrower and its Consolidated Subsidiaries, as applicable, on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
     (d) concurrently with the delivery of the financial statements referred to in clauses (a), (b), and (c) above, a certificate of a Responsible Officer, (i) certifying as to statements consistent with the applicable requirements of the Securities and Exchange Commission, (ii) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Parent or Borrower has taken or proposes to take with respect thereto, (iii) setting forth in reasonable detail calculations demonstrating Borrower’s compliance with Article VI and the covenants set forth in Sections 7.1(g), 7.4(g), 7.4(h), 7.5(iv) and 7.6(c), (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the Parent’s audited financial statements referred to in Section 4.4 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and (v) attaching a certified copy of the balance sheet, income statement, and statement of cash flows for the Parent and its Subsidiaries and the Borrower and its Subsidiaries on a consolidated basis for such time period;
     (e) concurrently with the delivery of the financial statements referred to in clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);
     (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Parent to its shareholders generally, as the case may be, but excluding all filings posted by the Borrower on EDGAR;
     (g) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request;
     (h) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, copies of the quarterly facility reports (detailing EBITDA and debt for each facility) prepared by the Borrower for the most recently concluded fiscal quarter;
     (i) promptly upon receipt thereof, copies of all “management letters” submitted to any Loan Party by the independent public accountants referred to in clause (a) above in connection with each audit made by such accountants;
     (j) promptly following the mailing or receipt of any notice or report delivered under the terms of any Permitted Subordinated Debt, copies of such notice or report;
     (k) unless otherwise delivered hereunder or under the Loan Documents, promptly following the mailing or receipt of any notice or report delivered under the terms of the Existing Credit Agreement or any related loan documentation, copies of such notice or report; and
     (l) no later than five (5) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Existing Credit Agreement or the related loan documentation.
     Section 5.2 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
     (a) the occurrence of any Default or Event of Default;
     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary or any Loan Party which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any event or any other development by which the Borrower or any of its Consolidated Subsidiaries or any Loan Party (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
     (d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries or any Loan Party in an aggregate amount exceeding $5,000,000; and
     (e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

     Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 5.3 Existence; Conduct of Business. The Borrower will, and will cause each of its Consolidated Subsidiaries and each Loan Party to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, conversion, liquidation or dissolution permitted under Section 7.3.
     Section 5.4 Compliance with Laws, Etc. The Borrower will, and will cause each of its Consolidated Subsidiaries and each Loan Party to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its properties, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.5 Payment of Obligations. The Borrower will, and will cause each of its Consolidated Subsidiaries and each Loan Party to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.6 Books and Records. The Borrower will, and will cause each of its Subsidiaries and each Loan Party to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.
     Section 5.7 Visitation, Inspection, Etc. The Borrower will, and will cause each of its Subsidiaries and each Loan Party to, permit any representative of any Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower.
     Section 5.8 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Consolidated Subsidiaries and each Loan Party to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear except where the failure to do so, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its respective properties and business, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.
     Section 5.9 Use of Proceeds. The Borrower will use the proceeds of the Term Loans to (i) finance the purchase of the Holdings Notes, (ii) repay a portion of the outstanding loans under the Existing Credit Agreement and (iii) pay fees and expenses related thereto. No part of the proceeds of any Term Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.
     Section 5.10 Additional Subsidiaries. If any additional wholly-owned Subsidiary of the Borrower or any Guarantor is acquired or formed after the Closing Date, the Borrower will, within ten (10) Business Days after such Subsidiary is acquired or formed, notify the Administrative Agent and the Lenders thereof and will cause (a) such Subsidiary to become a Subsidiary Loan Party by executing agreements in the form of Annex I to the Subsidiary Guarantee Agreement and Annex I to the Indemnity and Contribution Agreement in form and substance satisfactory to the Administrative Agent and the Required Lenders, (b) such Subsidiary to deliver simultaneously therewith similar documents applicable to such Subsidiary required under Section 3.1 as reasonably requested by the Administrative Agent, and (c) the Equity Interests of such Subsidiary (if such Subsidiary is wholly-owned) to be pledged to the Administrative Agent acting on behalf of the Lenders pursuant to amendments to the Security Documents.
     Section 5.11 Senior Debt. In connection with the issuance by the Borrower or any Loan Party of Permitted Subordinated Debt, the Borrower or such Loan Party, as applicable, shall take all steps to cause the Obligations to be defined as, and constitute contractually, senior debt under the terms of any documentation evidencing Permitted Subordinated Debt.
     Section 5.12 Further Assurances. From time to time the Borrower or any Loan Party, as applicable, shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Collateral Agent or the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Agents and the Lenders (and with respect to Specified Hedging Agreements, affiliates thereof) with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Borrower or any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by any Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the such Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

ARTICLE VI
FINANCIAL COVENANTS
     The Borrower covenants and agrees that so long as the principal of and interest on any Term Loan or any fee payable hereunder or under any Loan Document remains unpaid:
     Section 6.1 Ratio of Total Net Debt to EBITDA. The Borrower and the Loan Parties shall maintain at all times on a consolidated basis a ratio of Total Net Debt to EBITDA of no greater than 3.25 to 1 (“Required Threshold”); provided, however, if the Borrower and/or its Consolidated Subsidiaries consummate Permitted Acquisitions for an aggregate total consideration of $50,000,000 or more, then in such event the Required Threshold shall be increased to 3.50 to 1 for the first two full fiscal reporting periods immediately following the consummation of such Permitted Acquisitions and thereafter, the Required Threshold shall be reduced to 3.25 to 1. Compliance with this covenant shall be calculated at the end of each fiscal quarter and measured on a rolling four quarter basis.
     Section 6.2 Interest Coverage Ratio. The Borrower and the Loan Parties shall maintain on a consolidated basis a ratio of EBITDAR to the sum of (a) Interest Expense, plus (b) Lease Expense of no less than 2.50 to 1, as calculated on the last day of each fiscal quarter and as measured on a rolling four quarter basis.
ARTICLE VII
NEGATIVE COVENANTS
     The Borrower covenants and agrees that so long as the principal of and interest on any Term Loan or any fee payable hereunder or under any Loan Document remains unpaid:
     Section 7.1 Indebtedness. The Borrower will not, and will not permit any of its Consolidated Subsidiaries or any Loan Party to, create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness created pursuant to the Loan Documents;
     (b) Indebtedness existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;
     (c) unsecured Indebtedness (i) incurred in the ordinary course of business of Borrower and its Consolidated Subsidiaries (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than ninety (90) days or, if overdue for more than ninety (90) days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Borrower or such Consolidated Subsidiary), and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;
     (d) Indebtedness of any Person which becomes a Subsidiary of the Borrower after the date of this Agreement; provided, that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) such Indebtedness satisfies the requirements of Section 7.1(g) below;
     (e) Permitted Subordinated Debt;
     (f) Indebtedness in respect of obligations under Hedging Agreements permitted by Section 7.10;
     (g) Other Indebtedness of the Borrower and its Consolidated Subsidiaries, including any Indebtedness evidenced by a Guarantee executed by the Borrower and/or its Consolidated Subsidiaries related to Indebtedness of a Non-Consolidated Entity; but only to the extent that on the date of the incurrence of such Other Indebtedness and after giving effect thereto, the ratio of such Other Indebtedness to EBITDA (plus amounts attributable to Minority Interests), calculated at the end of each fiscal quarter and measured on a rolling four quarter basis, shall not exceed 1.25 to 1; and
     (h) Indebtedness under the Existing Credit Agreement (including, without limitation, Indebtedness incurred under Section 2.23 thereof) and, subject to Section 7.11(b), any extensions, renewals and replacements of such Indebtedness that is on terms no less favorable to the Lenders and to the Borrower than the terms under the Existing Credit Agreement as reasonably determined by the Administrative Agent.
     Section 7.2 Negative Pledge. The Borrower will not, and will not permit any of its Consolidated Subsidiaries or any Loan Party to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:
     (a) Liens created in favor of the Administrative Agent for the benefit of the Lenders pursuant to the Loan Documents;
     (b) Permitted Encumbrances;
     (c) any Liens on any property or asset of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;
     (d) Liens securing Indebtedness, which Indebtedness is permitted pursuant to Section 7.1(g);
     (e) any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any Subsidiary of the Borrower, or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any

Subsidiary of the Borrower; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition; and
     (f) extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (e) of this Section; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.
     Section 7.3 Fundamental Changes.
     (a) The Borrower will not, and will not permit any Consolidated Subsidiary or any Loan Party to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary or may transfer its assets to another Subsidiary; provided, that if any party to such merger or asset transfer is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party, and (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.
     (b) The Borrower will not, and will not permit any of its Subsidiaries or any Loan Party to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries or any Loan Party, as applicable, on the date hereof and businesses reasonably related thereto.
     Section 7.4 Investments, Loans, Etc. The Borrower will not, and will not permit any of its Consolidated Subsidiaries or any Loan Party to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee (excluding, for the purpose of this Section 7.4, Guarantees of the debt of Non-Consolidated Entities) any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, except:
     (a) Investments (other than Permitted Investments and those matters referenced in clause (g) of this Section 7.4) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);
     (b) Permitted Investments;
     (c) Investments made by the Borrower in or to any Loan Party and by any Loan Party to the Borrower or in or to another Loan Party;
     (d) Hedging Agreements permitted by Section 7.10;
     (e) the St. Louis Acquisition;
     (f) advances to Subsidiaries and Non-Consolidated Entities in the normal course of business, which when made are expected to be repaid within sixty (60) days of such advance;
     (g) excluding Investments described in clause (e) above, Investments by the Borrower and its Consolidated Subsidiaries in Non-Consolidated Entities and Permitted Acquisitions; provided that total cash and non-cash consideration (including Indebtedness assumed, deferred purchase price obligations, earn-out obligations, and Equity Interests, warrants, and stock options exchanged in such purchase) for all Permitted Acquisitions made by the Borrower and its Consolidated Subsidiaries in the aggregate during any period of four consecutive quarters, together with the amount of all Investments in Non-Consolidated Entities made in the aggregate by the Borrower and its Consolidated Subsidiaries during such period, do not exceed, on or prior to February 21, 2007, an amount equal to 1.25 multiplied by the EBITDA for such four consecutive quarters, and for the time period thereafter, an amount equal to the EBITDA for such four consecutive quarters, and provided, further, that (i) no Default has occurred and is continuing or would result from any investment in Non-Consolidated Entities or Permitted Acquisitions, as applicable, and (ii) the requirements of Section 5.10 are fulfilled; and
     (h) advances and loans made by the Borrower to USPE Holdings, Ltd. not to exceed $20,000,000 in the aggregate and at any one time outstanding;
provided that, notwithstanding any provision herein to the contrary, in no event shall Borrower or any Loan Party acquire, form, purchase or hold a Foreign Subsidiary.
     Section 7.5 Restricted Payments. The Borrower will not, and will not permit its Consolidated Subsidiaries or any Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of common stock or Indebtedness subordinated to the Obligations or any options, warrants, or other rights to purchase such common stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for

(i) dividends payable by the Borrower solely in shares of any class of its common stock, (ii) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary Loan Party, (iii) cash dividends paid to the Borrower or Parent from any Consolidated Subsidiary, and (iv) so long as the Borrower is in pro forma compliance with the covenants set forth in Article VI of this Agreement after giving effect to such payments, the Borrower shall be entitled to pay for the repurchase or retirement of Equity Interests of any Loan Party for the first year after the Closing Date in an amount up to 50% of Net Income for the period of four (4) consecutive quarters most recently ended on or prior to such date and, from and after the first anniversary of the Closing Date, in an amount up to 50% of cumulative Net Income for the period from and after the Closing Date; provided, that that in all events no Default or Event of Default has occurred and is continuing at the time such Restricted Payment is made.
     Section 7.6 Sale of Assets. The Borrower will not, and will not permit any of its Consolidated Subsidiaries or any Loan Party to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s common stock to any Person other than the Borrower, except:
     (a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;
     (b) the sale of inventory and Permitted Investments in the ordinary course of business;
     (c) the sale or other disposition of such assets in an aggregate amount not to exceed five percent (5%) of the Borrower’s consolidated total assets during any twelve (12) month period; provided that no Default or Event of Default has occurred and is continuing as of the date of any such sale or disposition and provided, further, that proceeds obtained in connection with any asset sale which become Reinvested Proceeds within one hundred eighty (180) days of receipt thereof shall not be included in the calculation hereof; and
     (d) the sale or transfer of any Equity Interest held by the Borrower or any Consolidated Subsidiary in a Non-Consolidated Entity or in any Consolidated Subsidiary, provided, that in connection with any such sale or transfer, the Borrower complies with the provisions of Section 2.7(b).
     Section 7.7 Transactions with Affiliates. The Borrower will not, and will not permit any of its Consolidated Subsidiaries or any Loan Party to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) in transactions between or among the Borrower and its wholly-owned Subsidiaries not involving any other Affiliates, and (c) pursuant to any Restricted Payment permitted by

Section 7.5; provided that for the purpose of this provision, such restrictions shall not apply to transactions between Borrower and the Non-Consolidated Entities.
     Section 7.8 Restrictive Agreements. The Borrower will not, and will not permit any Consolidated Subsidiary or any Loan Party to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary or any Loan Party to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary or any Loan Party to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions or conditions contained in the Existing Credit Agreement and the related loan documentation, (iv) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.
     Section 7.9 Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Consolidated Subsidiaries or any Loan Party to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided that such transaction shall be permitted if the sale or transfer is for fair market value and the proceeds from the sale or transfer are paid immediately to the Administrative Agent for repayment of the Term Loans.
     Section 7.10 Hedging Agreements. The Borrower will not, and will not permit any of the Consolidated Subsidiaries or any Loan Party to, enter into any Hedging Agreement, other than (i) Specified Hedging Agreements and (ii) other Hedging Agreements, in each case entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary or any Loan Party is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Agreement entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Agreement under which the Borrower or any of the Subsidiaries or any Loan Party is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Indebtedness, or (ii) as a result of changes in the market value of any common stock or any Indebtedness) is not a Hedging Agreement entered into in the ordinary course of business to hedge or mitigate risks.
     Section 7.11 Amendment to Material Documents and the Existing Credit Agreement.

     (a) The Borrower will not, and will not permit any Consolidated Subsidiary or any Loan Party to, amend, modify or waive any of its rights in a manner materially adverse to the Lenders under (i) its certificate of incorporation, bylaws or other organizational documents, or (ii) documents evidencing Permitted Subordinated Debt; and the Borrower will not, and will not permit, any Consolidated Subsidiary or any Loan Party to amend, modify, or waive any of its rights under any material contract if the amendment, modification, or waiver would otherwise violate this Agreement or could be expected to result in a Material Adverse Effect.
     (b) The Borrower will not, and will not permit any Consolidated Subsidiary or any Loan Party to, directly or indirectly amend, modify or waive any term or provision in the Existing Credit Agreement or the related loan documentation in any manner which: (i) increases the applicable interest rate or yield provisions applicable to the obligations thereunder by more than 1% per annum in the aggregate (excluding increases (A) resulting from the accrual of interest at the default rate as set forth in the Existing Credit Agreement as of the date hereof or (B) fluctuations in the Base Rate or Adjusted LIBO Rate (each as defined in the Existing Credit Agreement)); (ii) makes earlier the dates upon which payments of principal or interest on the obligations thereunder are due; (iii) adds additional Loan Parties or adds or makes more restrictive any prepayment obligations, amortization, fees or other payment obligations, covenants, events of default or other provisions thereof unless this Agreement and the other Loan Documents are amended simultaneously therewith on the substantially the same terms; provided, that nothing in this clause (b) shall restrict the ability of the Borrower to increase the Aggregate Revolving Commitments (as defined in the Existing Credit Agreement) under and in accordance with Section 2.23 of the Existing Credit Agreement, as such Existing Credit Agreement is in effect on the date hereof.
     (c) For the avoidance of doubt, in the event the Existing Credit Agreement or the related loan documentation is amended to add or include additional collateral as security for the Obligations as defined therein, then such additional collateral shall also secure the Obligations hereunder on a pari passu basis.
     Section 7.12 Permitted Subordinated Indebtedness.
     (a) The Borrower will not, and will not permit any of its Consolidated Subsidiaries or any Loan Party, to (i) prepay, redeem, repurchase or otherwise acquire for value any Permitted Subordinated Debt, or (ii) make any principal, interest or other payments on any Permitted Subordinated Debt that is not expressly permitted by the subordination provisions of the Subordinated Debt Documents.
     (b) The Borrower will not, and will not permit any of its Consolidated Subsidiaries or any Loan Party to, agree to or permit any amendment, modification or waiver of any provision of any Subordinated Debt Document if the effect of such amendment, modification or waiver is to: (i) increase the interest rate on such Permitted Subordinated Debt for change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof; (iii) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to the Borrower or any such Subsidiary or any Loan Party; or (iv) otherwise increase the obligations of the Borrower or any Subsidiary or any Loan Party in respect of such Permitted Subordinated Debt or confer additional rights upon the holders thereof which individually or in the aggregate would be adverse to the Borrower or any of its Subsidiaries or any Loan Party or to the Administrative Agent or the Lenders.
     Section 7.13 Accounting Changes. The Borrower will not, and will not permit any Subsidiary or any Loan Party to, make any significant change in accounting treatment or reporting practices, except as required by GAAP or by any rule or regulation of the Securities Exchange Commission, or change the fiscal year of the Borrower or of any Subsidiary or any Loan Party, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.
ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.1 Events of Default. If any of the following events (each an “Event of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Term Loan when due and payable, whether by scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise; or
     (b) the Borrower shall fail to pay any interest on any Term Loan or any fee or any other amount (other than an amount payable under clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, whether by scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise, and such failure shall continue unremedied for a period of three (3) Business Days; or
     (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary or any Loan Party in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect when made or deemed made or submitted; or
     (d) the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.2, 5.3 (with respect to the Borrower’s existence) or Articles VI or VII, or subject to any applicable notice and cure period, an event of default shall occur under any other Loan Document; or
     (e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Loan Document (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for thirty (30) days after the earlier of (i) any Responsible Officer of the Borrower or the Loan Party becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower or the Loan Party by the Administrative Agent or any Lender; or
     (f) an event of default or breach occurs under the Existing Credit Agreement or any of the related loan documentation or any Permitted Subordinated Debt issued by the Borrower, any Loan Party, or any Subsidiary; or
     (g) the Borrower or any Subsidiary or any Loan Party (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or
     (h) the Borrower or any Subsidiary or any Loan Party shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
     (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or any Loan Party or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect, or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or any Loan Party or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

     (j) the Borrower or any Subsidiary or any Loan Party shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts generally as they become due; or
     (k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and its Subsidiaries or any Loan Party in an aggregate amount exceeding $5,000,000; or
     (l) any judgments or orders for the payment of money in excess of $5,000,000 individually or $10,000,000 in the aggregate shall be rendered against the Borrower and/or one of more of its Subsidiaries or Loan Parties, and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (m) one or more non-monetary judgments or orders shall be rendered against the Borrower and/or one or more of its Subsidiaries or Loan Parties, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (n) a Change in Control shall occur or exist; or
     (o) any provision of the Parent Guarantee Agreement, the Holdings Guarantee Agreement, the Subsidiary Guarantee Agreement or any Security Document shall for any reason cease to be valid and binding on, or enforceable against any Loan Party, as applicable, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate the Parent Guarantee Agreement, the Holdings Guarantee Agreement, the Subsidiary Guarantee Agreement or any Security Document, as applicable;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (x) declare the principal of and any accrued interest on the Term Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and (y) exercise all remedies contained in any other Loan Document; and, if an Event of Default specified in either clause (h) or (i) shall occur, the principal of the Term Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

     Section 8.2 Receipt of Proceeds. Upon the occurrence of a Specified Event, all payments, proceeds and property delivered to the Administrative Agent or the Lenders by the Borrower for payment of the Obligations shall be delivered to the Collateral Agent to be applied in the same manner as the Collateral Agent applies the receipt of proceeds from any Guarantor, and upon any other Event of Default not constituting a Specified Event, such payments, proceeds and property shall be delivered to the Administrative Agent for application in accordance with the terms of this Agreement. For purposes herein, a “Specified Event” shall mean (i) any Event of Default under Section 8.1(h) or (i) of this Agreement and any Event of Default (as defined in the Existing Credit Agreement) under Section 8.1(h) or (i) of the Existing Credit Agreement, (ii) any Event of Default under Section 8.1(a) or (b) of this Agreement and any Event of Default (as defined in the Existing Credit Agreement) under Section 8.1(a) or (b) of the Existing Credit Agreement, (iii) any acceleration of the Obligations under this Agreement following an Event of Default and any acceleration of the Obligations under and as defined in the Existing Credit Agreement following an Event of Default as defined in the Existing Credit Agreement, and (iv) any exercise of remedies under the Security Documents or the guarantees in favor of the Collateral Agent delivered pursuant hereto which are undertaken at the direction of the Required Lenders following an Event of Default and any exercise of remedies under the Security Documents (as defined in the Existing Credit Agreement) or the guarantees in favor of the Collateral Agent delivered pursuant to the Existing Credit Agreement which are undertaken at the direction of the Required Lenders (as defined in the Existing Credit Agreement) following an Event of Default under the Existing Credit Agreement.
ARTICLE IX
THE AGENTS
     Section 9.1 Appointment of Agents. Each Lender irrevocably appoints Bear Stearns Corporate Lending Inc. as the Administrative Agent and SunTrust Bank as the Collateral Agent and authorizes each such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. Each Agent may perform any of its duties hereunder by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent and the Related Parties of each Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.
     Section 9.2 Nature of Duties of Agents. The Agents shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan

Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or any Loan Party that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined in a final nonappealable judgment by a court of competent jurisdiction. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and no Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
     Section 9.3 Lack of Reliance on the Agents. Each of the Lenders acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.
     Section 9.4 Certain Rights of the Agents. If any Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, such Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and such Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
     Section 9.5 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
     Section 9.6 The Agents in their Individual Capacities. Each bank serving as an Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as Lender as any other Lender and may exercise or refrain from exercising the same as though it were not an Agent; and the terms “Lenders”, “Required Lenders”, “holders of Term Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include such Agent in its individual capacity. Each bank acting as an Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower or any Loan Party as if it were not an Agent hereunder.
     Section 9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Pro Rata Shares of the outstanding Term Loans on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Term Loans, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Term Loans and all other amounts payable hereunder.
     Section 9.8 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Term Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
     Section 9.9 Successor Collateral Agent. The Collateral Agent may resign at any time by giving at least 30 days’ prior notice thereof to the Administrative Agent, the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Collateral Agent reasonably satisfactory to the Borrower. Upon the acceptance of its appointment as the Collateral Agent hereunder by a successor, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to the effective date of its resignation, the retiring Collateral Agent agrees to (i) transfer to the successor Collateral Agent all items of Collateral held by the retiring Collateral Agent under the Loan Documents, together with all records and other documents necessary or appropriate in connection with the performance of its duties of the successor Collateral Agent under the Loan Documents, and (ii) execute and/or deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the Liens created under the Loan Documents. After any retiring Collateral Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Collateral Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Collateral Agent.
     Section 9.10 Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.
     Section 9.11 Documentation Agent. The Lender identified on the signature pages of this Agreement as the “Documentation Agent” shall not have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Loan Document) other than those applicable to all Lenders as such. Without limiting the foregoing, the Lender so identified as “Documentation Agent” shall not have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified as “Documentation Agent” in deciding to enter into this Agreement and each other Loan Document to which it is a party or in taking or not taking action hereunder or thereunder.
     Section 9.12 The Lead Arrangers. Each lead arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Notices.

     (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	c/o United Surgical Partners International, Inc.
15305 Dallas Parkway, Suite 1600
Addison, Texas 75001
Attention: Chief Financial Officer and General Counsel
Telecopy Number: (972) 267-0084

To the Administrative Agent:	Bear Stearns Corporate Lending Inc.
383 Madison Avenue
New York, New York 10179
Attention: Kevin Cullen
Telecopy Number: (212) 272-4785

with a copy to:	Paul, Hastings, Janofsky & Walker LLP
75 E. 55th Street
New York, New York 10022
Attention: Michele Cohen, Esq.
Telecopy Number: (212) 319-4090

To the Collateral Agent:	SunTrust Bank
P.O. Box 305110
Nashville, Tennessee 37230-5110
Attention: Mark D. Mattson
Telecopy Number: (615) 748-5269

To any other Lender:	the address set forth in the Administrative
Questionnaire
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided that notices delivered to any Administrative Agent shall not be effective until actually received by such Person at its address specified in this Section 10.1.
     (b) Any agreement of the Agents and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Agents and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the

Agents and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Agents or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Term Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Agents and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agents and the Lenders of a confirmation which is at variance with the terms understood by the Agents and the Lenders to be contained in any such telephonic or facsimile notice.
     Section 10.2 Waiver; Amendments.
     (a) No failure or delay by any Agent in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and any Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
     (b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment or waiver shall: (i) forgive or reduce the principal amount of any Term Loan or reduce the stated rate of interest thereon hereunder (except in connection with the waiver of applicability of the Default Rate, which waiver shall be effective with the consent of the Required Lenders), or extend the scheduled date of any payment of such interest or reduce or extend the scheduled date of any payment of any fees payable hereunder, without the written consent of each Lender directly affected thereby; (ii) extend the final scheduled date of maturity of any Term Loan or extend the scheduled date of any amortization payment in respect of any Term Loan, without the written consent of each Lender directly affected thereby; (iii) change Section 2.16(b) or (c) or the definition of “Pro Rata Share” or “Term Loan Pro Rata Share” in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender; (iv) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of this Agreement specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (v) release any of the Guarantors or limit the liability of any of the Guarantors under any guaranty agreement without the written consent of each Lender; (vi) release all or substantially all Collateral securing any of the Obligations without the written consent of each Lender; (vii) permit the Borrower to assign or otherwise transfer its rights hereunder or under any Loan Document or any interest herein or therein without the written consent of each Lender; or (viii) amend or waive any of the conditions specified in Section 3.1 without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of any Agent without the prior written consent of such Agent.
     Section 10.3 Expenses; Indemnification.
     (a) The Borrower agrees (i) to pay or reimburse each Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (ii) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent, (iii) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (iv) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, trustees, advisors, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any property owned by any Loan Party and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing, collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. The agreements in this Section 10.3 shall survive repayment of the Loans and all other amounts payable hereunder.
     (b) To the extent that the Borrower fails to pay any amount required to be paid to any Agent under clause (a) hereof, each Lender severally agrees to pay to such Agent such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent in its capacity as such.
     (c) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Term Loan or the use of proceeds thereof.
     (d) All amounts due under this Section 10.3 shall be payable not later than 10 days after written demand therefor.
     Section 10.4 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
     (b) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
     (i) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (x) by the Administrative Agent or (y) to an Assignee that is a Lender, an affiliate of a

Lender or an Approved Fund immediately prior to giving effect to such assignment,
     (ii) Assignments shall be subject to the following additional conditions:
                          (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Loans, the amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
                          (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided, that in the case of two or more concurrent assignments to Approved Funds by any Lender, only one such fee shall be due and payable in connection therewith;
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and
                          (D) in the case of an assignment by a Lender to a related CLO (as defined below) managed or administered by such Lender or by an affiliate of such Lender, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Acceptance between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.2 and (2) directly affects such CLO.
     For the purposes of this Section 10.4, the terms “Approved Fund” and “CLO” have the following meanings:
     “Approved Fund” means (a) with respect to a Lender, a CLO managed by such Lender or by an affiliate of such Lender, and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.
     “CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an affiliate of such Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 10.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii) of this Section and any written consent to such assignment required by this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.2 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.15 as though it were a Lender, provided such Participant shall be subject to Section 2.15 as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. Any Participant that is a Foreign Lender shall not be entitled to the benefits of Section 2.15 unless such Participant complies with Section 2.15(e).
     (d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
     (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Term Notes to any Lender requiring Term Notes to facilitate transactions of the type described in paragraph (d) above.
     (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.4(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

     Section 10.5 Governing Law; Jurisdiction; Consent to Service of Process.
     (a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law of the State of New York.
     (b) The Borrower hereby irrevocably and unconditionally:
     (i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
     (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 10.1 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
     (c) Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
     Section 10.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN

INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 10.7 Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender, irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
     Section 10.8 Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.
     Section 10.9 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.13, 2.14, 2.15 and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans or the termination of this Agreement or any provision hereof. All representations and warranties made herein and in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Term Loans.
     Section 10.10 Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and

the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 10.11 Confidentiality. Each of the Administrative Agent and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority having jurisdiction, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, any Lender or any Related Party of any of the foregoing on a nonconfidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vii) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.
     Section 10.12 Releases of Guarantees and Liens.
     (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.2) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.2 or (ii) under the circumstances described in paragraph (b) below.
     (b) At such time as the Term Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Hedging Agreements) shall have been paid in full in cash, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Agents and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

USP DOMESTIC HOLDINGS, INC.

By:

Name:
Title:

BEAR STEARNS CORPORATE LENDING INC.,
as Administrative Agent and Lender

By:

Name:
Title:

SUNTRUST BANK, as Collateral Agent, Documentation
Agent and Lender

By:

Name:
Title:

Schedule 1
[On file with Administrative Agent.]

EXHIBIT A
[FORM OF]
TERM NOTE

$	New York, New York , 200
     FOR VALUE RECEIVED, the undersigned, USP DOMESTIC HOLDINGS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of                                         , (the “Lender”) or its registered assigns, at the Payment Office of the Administrative Agent, on the Maturity Date (as defined in the Credit Agreement dated as of August 7, 2006 as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, Bear Stearns Corporate Lending Inc., as Administrative Agent for the Lenders, and certain other parties thereto, the lesser of the principal sum of                                                              AND NO/100 DOLLARS ($                     ) or so much thereof advanced as Term Loans by the Lender to the Borrower pursuant to the Credit Agreement, outstanding from time to time, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of the Administrative Agent and the Lender. Terms not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.
     The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.
     All borrowings evidenced by this Term Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Term Note and the Credit Agreement.
     This Term Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.
     THIS TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

     Executed as of the date first above written.

USP DOMESTIC HOLDINGS, INC.

By:

Name:
Title:

LOANS AND PAYMENTS

	Amount and	Payments of	Unpaid Principal	Name of Person
Date	Type of Term Loan	Principal	Balance of Term Note	Making Notation

EXHIBIT B
[FORM OF] ASSIGNMENT AND ACCEPTANCE
          Reference is made to the Credit Agreement, dated as of August 7, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among USP DOMESTIC HOLDINGS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders (the “Lenders”), Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”), SunTrust Bank, as collateral agent (in such capacity, the “Collateral Agent”) and documentation agent, Bear, Stearns & Co. Inc., as sole bookrunner, and Bear Stearns Corporate Lending Inc. and SunTrust Bank, as joint lead arrangers. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.
          1. The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:
          2. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to the Term Loans, in the principal amount as set forth on Schedule 1 hereto.
          3. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the Assigned Interest, free and clear of any adverse claim, lien, encumbrance, security interest, restriction on transfer, purchase option, call or similar right of a third party; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Term Notes held by it evidencing the Assigned Interest and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Term Notes for a new Term Note or Term Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Term Loans, requests that the Administrative Agent exchange the attached Term Notes for a new Term Note or Term Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).
          4. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit

Agreement, together with copies of the financial statements delivered pursuant to Section 3.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is a Foreign Lender, its obligation pursuant to Section 2.15(e) of the Credit Agreement.
          5. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
          6. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.
          7. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
          This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Acceptance

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Principal Amount Assigned	Percentage Assigned[1]
$	. %

[Name of Assignee]	[Name of Assignor]

By:	By:

Title:	Title:

[1]	Calculate the percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate Term Loans of all Lenders.

Accepted: [ASSIGNOR]		[Consented To: [BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent

By:		By:

	Title:		Title: ]

[ASSIGNEE]

By:

Title:

1

EXHIBIT C
FORM OF PREPAYMENT OPTION NOTICE
Attention of [                    ]
Telecopy No. [                    ]
[Date]
Ladies and Gentlemen:
          The undersigned, Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, refers to the Credit Agreement, dated as of [___], 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among USP Domestic Holdings, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, the Administrative Agent, SunTrust Bank, as collateral agent, Bear, Stearns & Co. Inc., as sole bookrunner, and Bear Stearns Corporate Lending Inc. and SunTrust Bank, as joint lead arrangers. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
          The Administrative Agent hereby gives notice of the Borrower’s request that you elect to not accept prepayment of your Pro Rata Share of the total Prepayment Amount pursuant to Section 2.11 of the Credit Agreement. The portion of the Prepayment Amount to be allocated to the Term Loans held by you and the date on which such prepayment will be made to you (should you elect to receive such prepayment) are set forth below:

(A)	Total Prepayment Amount

(B)	Portion of Prepayment Amount to be received by you

(C)	Mandatory Prepayment Date (3 Business Days after the date of this Prepayment Option Notice)

          IF YOU DO NOT WISH TO RECEIVE ALL OF THE PREPAYMENT AMOUNT INDICATED ABOVE TO BE ALLOCATED TO YOU ON THE MANDATORY PREPAYMENT DATE, please sign this notice in the space provided below and indicate the percentage of the Prepayment Amount otherwise payable which you do not wish to receive. Please return this notice as so completed via telecopy to the attention of Kevin Cullen at Bear Stearns Corporate Lending Inc., no later than 10:00 a.m., New York City time, on or before the Mandatory Prepayment Date, at Telecopy No. (212) 272-4785. IF YOU DO NOT

1

RETURN THIS NOTICE, YOU WILL RECEIVE 100% OF THE PREPAYMENT ALLOCATED TO YOU ON THE MANDATORY PREPAYMENT DATE.

BEAR STEARNS CORPORATE LENDING INC, as Administrative Agent

By:

Name:
Title:

[		],

as Lender

By:

Name:
Title:

Percentage of Prepayment Amount
Declined: ___%

2